Chordiant Software Expands Board of Directors,
 Adds Dan Gaudreau and Allen Swann

Cupertino, Calif.—January 16, 2008—  ChordiantSoftware, Inc. (Nasdaq: CHRD), the leading provider of Customer Experience (Cx™) software and services, today announced that its board of directors has elected two new members, effective February 1, 2008. The Chordiantboard elected both Dan Gaudreau, Senior Vice President of Finance and Operations and Chief Financial Officer at Actuate Corporation, the leading enterprise reporting and performance management applications company, and Allen Swann, Head of Strategy and former Interim CEO for the Healthcare Division of Manpower Software plc., a world leader in workforce planning, directors.

“Both of these executives are outstanding individuals who will provide invaluable guidance and support to us as we further Chordiant’s objective of growing our business profitably while we aggressively expand into new international markets,” said Steven R. Springsteel, Chairman, President and CEO of Chordiant Software. “Dan bringsoutstanding experience in finance and operations, as well as the area of high-performance enterprise reporting. Allen, a former Chordiant President of International Operations, will addan important fresh perspective on the internationalhealthcare market. He’ll also advise the Chordiant team on our expansion into key new international geographies and markets.”

Dan Gaudreau has over thirty-five years of financial experience in various high tech companies and markets. Before joining Actuate, Dan served as Vice President Finance and CFO at Plantronics, Inc., where he helped the company achieve record earnings in the two fiscal years following the firm's IPO. Prior to Plantronics, Dan was Vice President, Finance and Operations and CFO at Ready Systems, where he helped guide the company through a large private equity placement. Prior to Ready Systems, Dan was a finance executive at Apple Computer.

Allen Swannwas formerly President of International Operations at Chordiant,following the merger of ChordiantSoftware and Prime Response Ltd.in 2001.  He was responsible for growing Chordiantsales outside North America and delivered several multi-million dollar contractwinsacross Europeduring that timeframe. From 2003 to 2004 he served as President of Worldwide Sales at Chordiant. Today as Head of Strategy at Manpower’s Software Healthcare Division in the UK, he guides their offerings and is expanding thesales and marketing structure to address the burgeoning healthcaremarket across various countries. Since July 2005 Allen has served as a Non-Executive Director on the Board of Solid Information Technology, a privately held Finnish/US software company, marketing high performance in-memory relational database solutions. Allen is also Chairman of CopperEye, a privately held UK/US software company that develops and markets software for the interrogation of large data structures for the rapid retrieval of individual records. Prior to Prime Response, Allen was a founding employee of Oracle UK. As UK Sales Director, he helped establish the foundation of the Oracle UK’s rapidly growing revenue stream and impact over a twelve year period.

Chordiant also announced that director David Weymouth resigned effective February 1, 2008.  As previously reported back in July, 2007, Weymouth, who has served on the Chordiant Board since 2005, would tender his resignation once a successor was found. Weymouth resigned due to the pressing demands on his schedule from a full-time position he had accepted with a UK company in 2007.

“Through the past three years David has served our Board, our investors, and the Chordiant team extremely well,” said Springsteel.  “His counsel on technologies, customers and markets has been highly valued and certainly instrumental in our success. While we are excited with our new directors, we will miss David greatly and we thank him for his many contributions.”

The above additions and changes become effective February 1, 2008, and on that date expand the Chordiant Board of Directors to seven positions.

About ChordiantSoftware, Inc.
Chordiant helps leading global brands with high-volume customer service needsdeliver the best possible customer experience. Unlike traditional business applications, Chordiant Customer Experience (Cx) front-office solutions blend multi-channel interaction management with predictive desktop decisioning, enabling companies to capture and effectively anticipate and respond to customer behavior in all channels, in real-time. For global brands and leading enterprisesin insurance/healthcare, telecommunications and financial services, this deeper understanding cultivates a lasting, one-to-one relationship that aligns the most appropriate value proposition to each consumer. With Chordiant Cx solutions, customer loyalty, operational productivity and profitability reach new levels of return. For more information, visit Chordiantat www.chordiant.com.

Safe HarborStatement
This news release includes "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates," "plans," "expects," "will," "would," "guidance," "projects" and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Chordiant to differ materially from those indicated by these forward-looking statements. Other risks relating to Chordiant's products are detailed under "Risk Factors" in Chordiant's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Chordiant does not undertake an obligation to update forward-looking or other statements in this release.

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Chordiant Media Relations Contact
Jennifer Pettus
Eastwick Communications
(650) 480-4012
Chordiant@eastwick.com

Chordiant Investor Relations Contact
Staci Strauss-Mortenson
Integrated Corporate Relations
(203) 682-8273
staci.mortec nson@icrinc.com